                           EXHIBIT 11

          STATEMENT RE:	COMPUTATION OF BASIC AND DILUTED
                        EARNINGS PER SHARE



  			                                 YEAR ENDED DECEMBER 31,
                                    ___________________________

                                    1998        1997       1996
                                    ____        ____       ____
BASIC EARNINGS PER SHARE


Net Income                          $23,053     $18,666    $16,767
                                    =======     =======    =======

Weighted average shares
 outstanding                         13,431      13,367     13,304
                                    =======     =======    =======

Basic earnings per share            $  1.72     $  1.40    $  1.26
                                    =======     =======    =======


DILUTED EARNINGS PER SHARE


Weighted average number of
 shares outstanding                  13,431      13,367      13,304

Net effect of dilutive stock
  options, based on the treasury
  stock method                            1           4           8
                                    _______     _______     _______


Total diluted shares used in
  Computation                        13,432      13,371      13,312
                                    =======     =======     ========

Diluted earnings per share          $  1.72     $  1.40     $   1.26
                                    =======     =======     ========
